Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2020 Fourth Quarter and Full Year Financial Results

-- Record profitability: diluted EPS of $0.47 in fiscal 2020 versus $0.23 in fiscal 2019 --

New Prague, Minnesota – August 25, 2020 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended June 30, 2020 (“Q4 FY 2020”).

Q4 FY 2020 Highlights

●	Net revenue decreased 20.1% to $6.9 million, from $8.6 million for the three months ended June 30, 2019 (“Q4 FY 2019”), primarily due to industrywide disruption from the COVID-19 pandemic.

●	Operating income, which included $0.9 million of government stimulus income from the Provider Relief Fund established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), totaled $1.3 million, compared to $1.5 million in Q4 FY 2019.

●	Net income was $1.3 million, or $0.15 per diluted share, compared to $1.1 million, or $0.13 per diluted share, in Q4 FY 2019.

●	Cash as of June 30, 2020 was $10.5 million benefiting from $1.3 million in operating cash flow in Q4 FY 2020.

FY 2020 Highlights

●	Net revenue increased 3.7% to $32.5 million from $31.3 million during the fiscal year ended June 30, 2019 (“FY 2019”).

●	Operating income grew 80.9% to $5.1 million, from $2.8 million in FY 2019.

●	Net income rose 110.1% to $4.2 million, or $0.47 per diluted share, from $2.0 million, or $0.23 per diluted share, in FY 2019.

●	Cash increased by $2.7 million during fiscal 2020, benefitting from $4.2 million in operating cash flow.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In fiscal 2020 we delivered revenue growth and record profitability, despite a challenging fourth quarter during which the COVID-19 pandemic significantly impacted our operating and financial results. Encouragingly, our home care referrals approached pre-COVID-19 levels as we exited the fourth quarter, in tandem with an uptick in the reopening of physician offices and related activities. I commend our entire Electromed team for their unwavering commitment to ensuring seamless manufacturing and delivery of SmartVest® Airway Clearance during these challenging times.”

Ms. Skarvan continued, “We expect continued uncertainty surrounding COVID-19 through fiscal 2021 that will continue to impact our financial and operational results. We believe we have a strong balance sheet and an extremely dedicated team, which will enable us to withstand this pandemic and pursue a greater share of the large, underpenetrated bronchiectasis market. Our priority continues to be the health, safety and wellbeing of our teammates, clinicians and patients, while executing on our organic growth strategy. With this in mind, we plan to continue investing in our business, serving patients by balancing virtual and in-person visits, and providing best-in-class customer service and delivering our differentiated SmartVest® Airway Clearance devices to drive long-term profitable growth.”

Q4 FY 2020 Review

Net revenue in Q4 FY 2020 decreased 20.1% to $6.9 million, from $8.6 million in Q4 FY 2019, primarily driven by lower home care revenue. Home care revenue declined 21.3% to $6.3 million from $8.0 million in Q4 FY 2019, primarily due to lower referrals driven by the COVID-19 pandemic. Field sales employees totaled 44, of which 37 were direct sales, at the end of Q4 FY 2020, compared to 40 at the end of Q4 FY 2019, of which 34 were direct sales. Annualized home care revenue was $678,000 per direct field sales employee, below our target productivity range of $750,000 - $850,000 due to the revenue decline associated with the COVID-19 pandemic. Institutional revenue decreased 25.9% to $273,000 from $368,000 in Q4 FY 2019, primarily due to a decrease in volume of devices and garments sold.

Gross profit in Q4 FY 2020 decreased 16.2% to $5.6 million, or 81.3% of net revenue, from $6.7 million, or 77.5% of net revenue, in Q4 FY 2019. The decrease in gross profit dollars was primarily due to the decrease in home care revenue driven by the COVID-19 pandemic. The increase in gross profit percentage was due to a higher mix of Medicare patients, in-sourcing of patient training activity and reduced warranty costs.

Selling, general and administrative (“SG&A”) expenses in Q4 FY 2020 decreased by $277,000 to $4.8 million from $5.1 million in Q4 FY 2019. The decline in SG&A spending was primarily due to lower incentive payments driven by lower home care revenue and reductions in travel expenses related to the COVID-19 pandemic. As a percentage of revenue, SG&A expenses were 69.7% compared to 59.0% in the same period in the prior year. Research and development expenses increased to $415,000 from $107,000 in Q4 FY 2019, in connection with the development of a next generation device. As a partial offset to our core operating expenses, we received and recognized $0.9 million of government stimulus from the Provider Relief Fund established under the CARES Act which is intended to offset losses in revenue and expenses Medicare fee-for-service providers incurred due to the impacts of the COVID-19 pandemic.

Operating income totaled $1.3 million, compared to $1.5 million in Q4 FY 2019.

Net income before income taxes totaled $1.3 million compared to $1.5 million in Q4 FY 2019.

Net income was $1.3 million, or $0.15 per diluted share, compared to $1.1 million, or $0.13 per diluted share, in Q4 FY 2019. In Q4 FY 2020, income tax benefit totaled $9,000, compared to an income tax expense of $432,000 in the same period of the prior year. During Q4 FY 2020, a discrete tax benefit of $343,000 was recognized as a result of the exercise of outstanding stock options.

FY 2020 Summary

For the fiscal year ended June 30, 2020, revenue grew 3.7% to $32.5 million, from $31.3 million in fiscal 2019, driven by $430,000 of incremental distributor revenue, a 24.7% increase in institutional revenue, and a 1.3% increase in home care revenue. Gross margins were 77.6%, compared to 76.2% in the prior fiscal year, while net income was $4.2 million, or $0.47 per diluted share, compared to $2.0 million, or $0.23 per diluted share, in fiscal 2019. The Company’s cash increased by $2.7 million, driven by $4.2 million of operating cash flow.

Financial Condition

The Company’s balance sheet at June 30, 2020 included cash of $10.5 million, accounts receivable of $12.9 million, no debt, working capital of $25.0 million, and shareholders’ equity of $30.2 million.

Conference Call

Management will host a conference call on Tuesday, August 25, 2020 at 4:00 pm CT (5:00 pm ET) to discuss Q4 FY 2020 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/40248/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, makes, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	June 30, 2020	June 30, 2019
	(Unaudited)
Assets
Current Assets
Cash	$10,479,150	$7,807,928
Accounts receivable (net of allowances for doubtful accounts of $45,000)	12,940,677	12,760,042
Contract assets	902,619	995,847
Inventories, net	3,084,620	2,622,000
Prepaid expenses and other current assets	353,318	353,214
Income taxes receivable	262,155	—
Total current assets	28,022,539	24,539,031
Property and equipment, net	3,788,469	3,604,744
Finite-life intangible assets, net	598,389	581,413
Other assets	80,166	45,044
Deferred income taxes	755,000	629,000
Total assets	$33,244,563	$29,399,232

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$72,328	$30,320
Accounts payable	555,510	586,575
Accrued compensation	1,404,497	1,404,662
Income taxes payable	—	288,511
Warranty reserve	740,000	810,000
Other accrued liabilities	214,045	530,453
Total current liabilities	2,986,380	3,650,521
Other long-term liabilities	8,868	14,737
Total liabilities	2,995,248	3,665,258

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,567,834 and 8,408,351 issued and outstanding at June 30, 2020 and June 30, 2019, respectively	85,678	84,084
Additional paid-in capital	16,480,134	16,127,826
Retained earnings	13,683,503	9,522,064
Total shareholders’ equity	30,249,315	25,733,974
Total liabilities and shareholders’ equity	$33,244,563	$29,399,232

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$6,877,351	$8,603,602	$32,470,688	$31,299,750
Cost of revenues	1,288,711	1,935,289	7,270,642	7,451,806
Gross profit	5,588,640	6,668,313	25,200,046	23,847,944

Operating expenses (income)
Selling, general and administrative	4,796,507	5,073,421	19,944,851	20,435,010
Research and development	415,236	106,526	1,049,612	583,311
Government stimulus income	(913,108)	—	(913,108)	—
Total operating expenses	4,298,635	5,179,947	20,081,355	21,018,321
Operating income	1,290,005	1,488,366	5,118,691	2,829,623

Interest income, net	9,547	33,359	120,748	90,707
Net income before income taxes	1,299,552	1,521,725	5,239,439	2,920,330

Income tax expense (benefit)	(9,000)	432,000	1,078,000	940,000
Net income	$1,308,552	$1,089,725	$4,161,439	$1,980,330

Income per share:
Basic	$0.15	$0.13	$0.50	$0.24
Diluted	$0.15	$0.13	$0.47	$0.23

Weighted-average common shares outstanding:
Basic	8,443,954	8,341,684	8,403,220	8,306,338
Diluted	8,968,800	8,615,207	8,826,418	8,631,469

Electromed, Inc.

Condensed Statements of Cash Flows

	Twelve Months Ended June 30,
	2020	2019
	(Unaudited)
Cash Flows From Operating Activities
Net income	$4,161,439	$1,980,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	616,468	804,587
Amortization of finite-life intangible assets	121,762	120,640
Amortization of debt issuance costs	—	1,958
Share-based compensation expense	901,932	924,071
Deferred taxes	(126,000)	(265,000)
Loss on disposal of property and equipment	2,622	11,186
Loss on disposal of intangible assets	—	4,840
Changes in operating assets and liabilities:
Accounts receivable	(180,635)	(948,734)
Contract assets	93,228	(219,509)
Inventories	(449,335)	(106,174)
Prepaid expenses and other assets	78,222	591,457
Income tax receivable	(262,155)	—
Income tax payable	(288,511)	(108,879)
Accounts payable and accrued liabilities	(472,589)	(200,899)
Net cash provided by operating activities	4,196,448	2,589,874

Cash Flows From Investing Activities
Expenditures for property and equipment	(844,226)	(1,330,598)
Proceeds from sales of equipment	—	1,750
Expenditures for finite-life intangible assets	(132,970)	(57,790)
Net cash used in investing activities	(977,196)	(1,386,638)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	—	(1,103,001)
Issuance of common stock upon exercise of options	80,369	251,849
Taxes paid on stock options exercised on a net basis	(628,399)	—
Net cash used in financing activities	(548,030)	(851,152)
Net increase in cash	2,671,222	352,084
Cash
Beginning of period	7,807,928	7,455,844
End of period	$10,479,150	$7,807,928

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